Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Orchid Island Capital, Inc.
Vero Beach, Florida

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-187632) of our report dated February 21, 2014, relating to the financial statements of Orchid Island Capital, Inc. which appears in this Form 10-K.

/s/ BDO USA, LLP
West Palm Beach, Florida
February 21, 2014